                                                             EXHIBIT 99(H)(9)(I)
                     AMENDMENT TO PARTICIPATION AGREEMENT


     THIS AMENDMENT, made and entered into as of this 30th day of October, 2000, by and among GOLDEN AMERICAN LIFE INSURANCE COMPANY (hereinafter "GALIC"), a Delaware life insurance company, on its own behalf and on behalf of its SEPARATE ACCOUNT B (the "Account"); THE PRUDENTIAL SERIES FUND, INC., an open-end management investment company organized under the laws of Maryland (hereinafter the "Fund"); THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (hereinafter the "Adviser"), a New Jersey mutual insurance company; and PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (hereinafter the "Distributor"), a Delaware limited liability company.

     WHEREAS, GALIC, the Fund, the Adviser, and the Distributor entered into a Participation Agreement dated as of the 25th day of April, 2000 (the "Participation Agreement"), whereby the Account expressed its intention to purchase shares of a certain series of the Fund, defined as the Designated Portfolio in the Participation Agreement, on behalf of certain variable life insurance policies and/or variable annuity contracts; and

     WHEREAS, the parties desire to amend the Participation Agreement to add an additional Designated Portfolio, the shares of which may be purchased by the Account upon the terms and conditions described in the Participation Agreement.

     NOW, THEREFORE, in consideration of their mutual promises, GALIC, the Fund, the Distributor and the Adviser agree as follows:

     The parties hereby agree to amend Schedule B of the Participation Agreement to identify the Designated Portfolios as: Prudential Series Fund, Inc.-- Prudential Jennison Portfolio and Prudential Series Fund, Inc.--SP Jennison International Growth Portfolio.

     The remaining provisions of the Participation Agreement, as amended by the addition of a Designated Portfolio, shall remain in full force in effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to Participation Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

                      GOLDEN AMERICAN LIFE INSURANCE COMPANY

                      By its authorized officer,

                      By: /s/ illegible
                         --------------
                      Title: Senior VP
                      Date: 10/30/00

                      THE PRUDENTIAL SERIES FUND, INC.

                      By its authorized officer,

                      By: /s/John R. Strangfeld
                         ----------------------
                      Title: President
                      Date: 10/30/00

                      THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                      By its authorized officer,

                      By: /s/ John R. Strangfeld
                         -----------------------
                      Title: Executive Vice President
                      Date: 10/30/00

                      PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

                      By its authorized officer,

                      By: /s/ Robert F. Gunia
                         --------------------
                      Title: President
                      Date: 10/30/00